Exhibit 99.2

Final Transcript

Conference Call Transcript

CVH - Q4 2004 Coventry Health Care, Inc Earnings Conference Call

Event Date/Time: Feb. 22. 2005 / 8:30AM ET
Event Duration:  54 min

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FINAL TRANSCRIPT

CVH - Q4 2004 Coventry Health Care, Inc Earnings Conference Call

CORPORATE PARTICIPANTS

      John Stelben
      Coventry Health Care, Inc. — IR Contact

      Dale Wolf
      Coventry Health Care, Inc. — CEO

      Shawn Guertin
      Coventry Health Care, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

      Charles Boorady
      Smith Barney Citigroup — Analyst

      Josh Raskin
      Lehman Brothers — Analyst

      Doug Simpson
      Merrill Lynch — Analyst

      John Rex
      Bear Stearns — Analyst

      Eric Veiel
      Wachovia Securities — Analyst

      Scott Fidel
      JP Morgan — Analyst

      Matthew Borsch
      Goldman Sachs — Analyst

      Ed Kroll
      SG Cowen — Analyst

PRESENTATION

Operator

        Good morning and welcome to Coventry Health Care’s fourth-quarter earnings conference call. Today’s conference is being recorded and all participants are in a listen-only mode. Today’s call will begin with opening remarks by the Chief Executive Officer of Coventry Health Care, Mr. Dale Wolf, after a brief forward-looking statement read by John Stelben. Please go ahead, John.

      John Stelben — Coventry Health Care, Inc. — IR Contact

        Good morning. During this call, we will make forward-looking statements. Certain risks and uncertainties, including those described in the Company’s filings with the SEC, including its annual report on Form 10-K and Coventry’s registration statement on Form S-4 filed with the SEC on November 9, 2004 and amended on December 23, 2004 may materially impact those statements and could cause actual future results to differ materially from those anticipated and discussed. A reconciliation of any non-GAAP measures discussed on this call will be posted on our Investor Relations Web site. Dale?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Good morning. I appreciate your joining us this morning. We are happy to report fourth-quarter results and additionally, really our first chance, post-closing, to talk about the plans for and status of the newly acquired businesses at First Health.

        We reported this morning net income of $91.8 million or $1.01 per share, which is a 33 percent increase over last year at the same time. For the full year, earnings were $3.72 a share, which was an increase of 35 percent over the prior full year. Revenues at $5.3 billion increased 17 percent over 2003, and membership has now topped 2.5 million, which is up 5.3 percent over the prior year and 2.7 percent on a same-store basis for 2004.

        Let me talk first about the state of our health plan business, our plans for it for the future, and why we have such great confidence in it. Let’s start with margins. Our margins are obviously very good, currently second in the industry and actually pro forma for First Health, we would have the top margins in the industry. We do that because of our cost structure. You’ve heard this for a long time, but we have the lowest G&A in the industry and that, combined with the medical cost advantages of our local presence, enables us to achieve these results. Our product portfolio is extensive; today, we have over 8200 product variations, which has increased in number by 35 percent just in the last year. Our successful model is to outrun competitors to market, offer lower-cost options and be generally ambivalent to customer choice of product, and that will continue to be our strategy going forward.

        Continuing in the health plan business, service and productivity levels remain outstanding. Receivables claim inventory levels are extremely low, phone response time is outstanding, EDI is up to 65 percent and auto adjudication is approaching 80 percent. For 2005, we will invest additionally in technology to enhance employers’ ability to conduct business with us, including online eligibility and EFT, to enhance consumer access to EOBs and provider access to remits through online functionality and of course, and we will talk a little bit more about this to support the Medicare Part D opportunity.

        On growth, we can do better. The last 3 quarters, while all driven by a very few large account losses, are unacceptable. We are better than that. Some areas we’re working on include better retention on large accounts, better execution across our sales process and of course opening of new markets for the First Health platform. It’s a competitive business but continues to be very rational in the market and in the end, a better cost structure, which we have, will win, as it has in the past. The pipeline looks pretty good, actually, in a number of our markets and we are therefore still comfortable with our ‘05 guidance of 1 to 3 percent on membership. Last but by no means least, people, the leadership team in our health plans remains intact. We’ve had no voluntary losses of any health plan leadership, and incentives, as they always have here, clearly align balanced growth and margin.

        Concluding on the health plans is probably a good time to mention our efforts relative to Medicare. To remind you, our current Medicare business covers 3 markets, about 70,000 members, and over $600 million in revenues. They’ve treated us pretty well, particularly in the last couple of years, and this gives us confidence as we look to 2006. We have submitted applications in 3 additional second-tier markets which seem particularly attractive to expand our business and we have also filed a Part D application for all regions. The details of our approach will vary by market as undoubtedly will our emphasis, but we believe our underlying capabilities and cost structure in pharmacy will enable us to be very competitive in this area. More details will be forthcoming throughout the year.

        Now, let’s turn to First Health. You have seen some specifics about each of the businesses. I need to pause here to re-remind you that there are 5 businesses within the First Health platform with very different sets of market positions and needs going forward. You have also specifically seen the in-line results of the mail handlers benefit enrollment and revenue guidance by business segment.

        There are really 3 sets of actions we’re taking currently surrounding First Health. Those are — and we will develop these further — first, achieving synergies to assure our ‘05 earnings outlook; second, aligning the business operations, accountabilities and people towards future success; and third, building the foundation for growth in each of the segments. Let me elaborate on these. On synergies, we have high degree of confidence in our synergy realization. So far, our actions include elimination of nearly 200 positions since close with an additional 300 open positions requiring rejustification and senior executive signoff. We have also established, as of close, significant changes in expense-control practices. Some examples of those would be a significant reduction in temporary labor, consultant utilization, stringent approval limits, changes in travel policies and so on. We’ve also begun even pre-closing to renegotiate vendor contracts to capitalize on our new scale, and that activity will continue. We have executed consolidation of our corporate insurance programs. We also have plans, over time, to rationalize our locations, excess space and multiple systems.

        In the second area of accountability we’ve also made progress. Over 250 people who used to have staff responsibilities have been reassigned organizationally into the respective business segments. Don’t underestimate here the value of clear lines of focused accountability supported by incentive systems. On that point, about 100 of the senior First Health employees participate in a management incentive plan, and the funding trigger for ‘05 has been fully aligned with the guidance we’re providing today, such that, unless needed earnings levels are achieved, incentives will not be earned.

        Our systems and customer service organizations are also being fully aligned. Each business will be supported by a senior executive in both IT and customer service accountable for driving the performance with that business partner. As I mentioned earlier, customer service and IT is also an area with significant opportunity to rationalize locations and operating systems, and I have a great deal of confidence in Harve DeMovick and his team to execute in this important area. Tom McDonough is also recruiting several senior executives to build our management depth within the First Health operation. This is always an important element in our game plan and no less so today.

        In the third area, let me review with you our views on the competitive positioning of the 5 business segments. I will do these in groups. The first 3, representing 53 percent of First Health revenue, represents segments today with no overall structural impediments to near-term growth and success. Those 3 include, first, Workers’ Compensation, which represents about 23 percent of the First Health revenue. To remind you, we provide services to Workers’ Compensation insurers, TPAs, state funds and self-funded employers, and those services include network, bill review, clinical, etc. With arguably the premier Workers’ Comp network in the country, we are very well positioned competitively in this space, and the space itself is attractive. Regulatory reforms in Comp favoring managed care and network steerage work in our favor. We have some work to do here but it’s all in the area of execution in a very attractive business segment.

        Secondly, the network rental business — we rent our network to employers through TPAs and small group insurers and it’s about 11 percent of First Health’s revenue. Again, it’s among the best positioned national networks in the country. We recognize this is not a growth area in total but positioned as we are with some refocused execution, we will gain share at the expense of others less well positioned.

        The third in this bucket is First Health Services, our entity that provides fiscal intermediary and other services to state governments. It represents about 19 percent of the First Health revenue. The group has been very successful in growing this business and is well positioned. Implementation of Part D in ‘06 will likely present both challenges and opportunities, and it’s too early to tell the net impact. But overall, with the continuing state budget challenges and focus in Medicaid, we have an unmatched set of capabilities to bring the states and very much like our position in this business.

        The other 47 percent of First Health revenue is made up in segments where we have more things to fix. First, the mail handlers program — 28 percent of revenue. In fact, this is a terrific brand name within the FEHBP program, a profitable business but one that needs to stabilize its volume levels and position for regrowth. ‘05 is the first step in that process. Part of this involves of course the cost-effectiveness of our underlying network, which I will address when I talk about the corporate business, the lion’s share is truly about price benefit positioning to federal employees, the old slice underwriting, if you will, in ‘06 and beyond. We will be developing our exact strategies in the coming months but importantly, beyond improving the network, there are no structural impediments to successful execution and growth.

        Last but not least, the corporate national account business — it represents about 19 percent of revenue and in that business, we have 130 customers to whom we deliver tremendous value, based on their needs for service and cost control. But to compete more effectively and broadly, we need to deliver value more consistently across the markets by improving certain provider contracts. We have a very clear plan to do just that but it will take some time. Realistically, it will be the ‘07 selling season in national accounts, which happens in early ‘06, before we hit our full stride. But overall, I am extremely excited about the strategic value of and prospects for these multiple business segments.

        Let me close by recapping the game plan for you. First, continue to execute in the health plans — hit our numbers; second, achieved synergies; third, execute to current growth opportunities in Workers’ Comp, network rental, and government business; four, enhance our network; and five, stabilize mail handlers for ‘06. We will report to you on our progress against these markers in each quarter’s call.

        Let me now turn it over to Shawn on the financials, and we will take Q&A at the end. Shawn?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Thank you, Dale. Good morning, everyone.

        Let me start at the top with membership. Organic growth for the quarter was slightly positive. In our third-quarter call, we had disclosed the loss of 2 large groups for January 1, 2005 who just happened to have both been written in our St. Louis health plan. Consistent with that disclosure and our expectations, we expect membership to be down in the first quarter of 2005 by about 50,000 members. As Dale mentioned, we still expect 1 to 3 percent organic growth in 2005.

        On this topic, I’d like to point out and reemphasize a few key points. First, the organic growth line at Coventry Health Care ebbs and flows with large group sales and renewals. This isn’t a new phenomena ; you can see this clearly if you examine our historic organic growth rates. This is not the first time that large group results have created a bump in the organic growth road. Second, if you look at that same history, you’ll see that, in the 2 years prior to this past year, that would be 2002 and 2003, our organic growth in Q2 to Q4 in each of those years was approximately 76,000 members and 107,000 members respectively. Both of these results would place us squarely in the middle of our guidance range. Last, we have a healthy amount of prospect activity that would be entirely consistent with producing this kind of growth in the last 3 quarters of 2005.

        Let me move to revenue. Pricing continues to be strong and track with medical cost trends. Overall, as Dale mentioned, the pricing environment continues to be rational. Competition is tough. It always has been and always will be, but there are no significant changes in the pricing environment. Commercial yields in the quarter are up 10.3 percent versus the same quarter in the prior year, and we continue to expect a commercial yield increase of 10 to 11 percent net of benefit buydowns for 2005.

        You can see our Medicaid yield moved up in the quarter. This is largely due to our most recent acquisition, Omnicare in Michigan. Excluding Omnicare, our Medicaid yield would have been slightly up over the prior quarter, a little bit over $1 PMPM. Our largest Medicaid operation, Healthcare USA in Missouri, received a 6.5 percent increase on January 1, 2005. Medicare revenue continues to run very strong for both the quarter and the year, and we continue to expect solid growth consistent with our expectations for 2005.

        On the medical cost front, stability and predictability continue to rule the day. Trend in commercial medical cost PMPM versus the same quarter last year is 9.6 percent. The year-over-year commercial PMPM trend to date – is 8.9 percent. These are outstanding results in absolute terms and very consistent with previous quarters.

        No real unusual medical cost or trend changes in the quarter. In-patient days for commercial and Medicare were actually down compared to fourth quarter of 2003. However, they are not at an unusually low level. As you recall, in Q4 ‘03, we had an early flu season hit us and that drove the days up. This day level appears to be more typical of a Q4 seasonal level. Medicaid in-patient days are up a little versus the previous quarter and the fourth quarter of last year. In addition, I would say we continue to experience favorable pharmacy trend results in the last couple of quarters. Overall Medical Loss Ratio results for the quarter continue to be excellent, paced by the strong results in commercial and Medicare. The Medicaid loss ratio is up a bit sequentially in the fourth quarter, but this is largely explained by the uptick in inpatient days I just referenced. For the full year, the Medical Loss Ratio on a combined basis is at 80.5 percent, 70 basis points better than 2003 with commercial, Medicare and Medicaid all showing improvement year-over-year.

        On the claim reserve front, steady as she goes; no surprises or issues here. As mentioned in the press release, Days in Claims Payable decreased slightly from 57 days to 55.8 days. Consistent with prior year ends, we undertake an effort to clean up our claim inventory with particular focus on higher-dollar claims. The reduction in these higher-dollar claims is worth about 0.7 days of the decrease. The rest of the change is just the usual noise related to inventory level, cycle time and the timing of various other items.

        I’d like to quickly touch on SG&A, as this continues to be an area of tremendous performance. I think the one statistic that best captures the strength of Coventry’s performance in this area is the controllable SG&A PMPM. Controllable SG&A is total SG&A less broker commissions, less premium taxes. For full year 2004, this stands at $16.40 PMPM. This is a decrease in absolute terms from the 16.43 PMPM that we experienced in 2003. Total SG&A as a percentage of revenue is at 11.3 percent for the quarter, a 60 basis point improvement over the prior-year quarter. The full year stands at 11.5 percent, a 50 basis point improvement over 2003. You’ve heard our mantra of low-cost structure wins many times in the past, and no area better illustrates our commitment and discipline in this area than our own administrative expenditures.

        Cash flow from operations continues to be strong, both for the quarter and the year. For the full year, the ratio of adjusted cash flow reflecting the timing of CMS payments — basically making sure we have 12 months in there — that ratio to net income is 146 percent. This is a result entirely consistent with our previous guidance and historical results.

        Let me move to the guidance front. The Coventry Health plan business continues to be very strong and we continue to feel very good about both the growth and the earnings prospects of the First Health segment. While there are ups and downs in some of the detailed pieces relative to our previous disclosures, there is no material overall change and thus we are reaffirming our previous 2005 guidance. As a refresher, we had previously discussed Coventry standalone earnings of 4.13 to 4.17 per share with accretion from the First Health transaction of 30 to 36 cents per share, producing the range of 4.43 to 4.53 per share.

        Let me step you through a few pieces of the guidance income statement. As promised, we have provided revenue guidance for each of the 5 First Health businesses. If you essentially take 11/12 of the full-year numbers in the press release, this will be the First Health component of guidance. Once you do this, you will see a slight shift between risk revenue and non-risk revenue on the Coventry side. This is driven by our valuation of the prospect pipeline and estimating the mix of risk and non-risk business we will write in 2005. Medical cost are reflective of the existing Coventry MLR guidance. As a reminder, the risk revenue is very small at First Health in comparison to the Coventry Health Care business, and Medical Loss Ratio results there will only have a very small effect on the overall Medical Loss Ratio and resulting costs.

        On SG&A, we continue to see industry-leading results in the Coventry Health plan business, and we feel very confident in regards to achieving our $25 million year one synergy target on First Health, and we have factored this into our guidance.

        We have received more than a few calls and questions on depreciation and amortization, so let me talk to this briefly. We’re still in the process of completing the valuation and receiving audit sign-off on the opening balance sheet. Therefore, the guidance range is a bit wider than typical in this area. This process will be complete for first-quarter results and we should be able to tighten up the range a bit at that time. We expect total D&A related to the First Health business and the transaction to be between 71 and 81 million on a full-year basis, essentially flat to their existing run-rate. At this stage though, the pieces are a bit different than their historical levels. Amortization is expected to be 20 to 30 million with depreciation of 45 to 55 million on a full-year basis.

        As a reminder, all the numbers quoted as full year need to be adjusted by approximately 11/12 to account for their actual 2005 effect. This adjustment has already been made in the guidance income statement in the press release.

        There’s not a lot going on at this point with the combined tax rate, some slight pressure on the overall rate due to state tax specifics related to the First Health business. For the first quarter of 2005, we expect fully diluted EPS of $1.05 to $1.07 per diluted share and revenue of 1.56 to 1.59 billion. In processing these numbers, keep in mind that we will only have 2 months of First Health included in the first quarter of 2005.

        That concludes my remarks this morning, so operator, we will now open up the call to questions.

QUESTION AND ANSWER

Operator

        The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS). Charles Boorady with Smith Barney.

      Charles Boorady — Smith Barney Citigroup — Analyst

        Good morning. The first question is on the cost synergy guidance for First Health. If you can just give us an update on any more specifics after having had some time, although not very much time, to actually get in under the hood and start working on some of this.

      Dale Wolf — Coventry Health Care, Inc. — CEO

        I think overall, Charles, I mentioned in my statement a few of the areas that actually have been realized in terms of staff savings and insurance programs and some vendor contracts and so one. But built into the overall guidance that you have here is the same $25 million of synergy achievement in year one that we had communicated some months ago. We stick by that number but in fact today have a higher degree of confidence in it.

      Charles Boorady — Smith Barney Citigroup — Analyst

        Any preliminary observations on what you might be able to achieve beyond year one though?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        No, but that’s the piece that’s too early on. We had originally communicated $50 million for year two. There’s no reason to think other than that.

      Charles Boorady — Smith Barney Citigroup — Analyst

        On the mail handlers deal, it seemed like what impacted First Health was out of their control, mainly that the employee monthly cost was jacked up and that drove people out of the option or that slice. In your prepared remarks, you suggested there is something you can do about it to make it more competitive, and you suggested improving it or stabilizing it for 2006. I was wondering if you could elaborate on that.

      Dale Wolf — Coventry Health Care, Inc. — CEO

        I will spend the majority of the time answering your question talking about the benefit plan design and so on but don’t forget, a piece of what we will do there, which will improve our competitive position, has to do with the network as well. But on the account-specific, there is a lot of art as well as a lot of science to ensuring that you have the right benefit plans positioned well against competitors and importantly also, how you focus your marketing dollars. We spend a lot of money annually marketing to these people, trying in the past couple of years, actually encouraging people to move from the high option to the low option. So, there’s a lot of leverage on the marketing dollar and there’s also a lot of leverage on benefit design. I don’t want to get ahead of myself here because we’ve a lot of work to do this quarter in that design, but areas about the current high and low option and how long does the current high option last, and do you replace it with another sub-low option and when do you do that and so on are how you can execute better to better position your overall growth.

      Charles Boorady — Smith Barney Citigroup — Analyst

        Is it too early to see your way to a date when it will stop shrinking? Is it conceivable in ‘06 that it doesn’t shrink further?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Conceivable certainly, but too early to tell for sure.

      Charles Boorady — Smith Barney Citigroup — Analyst

       Okay. Just lastly, in light of the recent events in the state of Pennsylvania, do you have any observations or comments on how the recent decisions by the DOI might impact you or the competitive landscape there?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        We are obviously pleased by the DOI’s action there. It is, I have to say, not inconsistent with what we have been telling you reality was for the last year or two in that market. Competitors have been behaving rationally, more or less, on any given day. We’ve been executing tremendously in the market, growing well, making money, and I think this ruling by the DOI does nothing but enhance our confidence about the success we will have in Pennsylvania going forward.

      Charles Boorady — Smith Barney Citigroup — Analyst

        That’s great, thanks. Congrats.

Operator

      Josh Raskin with Lehman Brothers.

      Josh Raskin — Lehman Brothers — Analyst

        Good morning. Dale, you lumped the Workers’ Comp segment into the sort of 53 percent that had no structural impediments to growth. Just first is what I think we had previously expected. It looks like the revenues there are coming in a little bit lower than what we were modeling in. I think, if I do the math, it looks like we are up about maybe 3 to 8 percent fully annualized, and that’s slightly lower than what they had been suggesting. Anything specific to ‘05 or you know, is that just a more reasonable expectation?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Well, a little of both, Josh. I think that part of it is clearly the latter, which is just we are a lot smarter about the business today and want to make sure we set a baseline for you that’s appropriate. The second piece of that — and I don’t want to overplay this — but clearly some of the changes in regulatory environment in California have had a short-term negative impact on ours and everybody else’s business, similar to what we do. But it’s important, I think, to separate that. I think we’ve now got a good baseline, and we have a great business there and one, as you mentioned and I mentioned, that there’s no reason we can’t execute and grow.

      Josh Raskin — Lehman Brothers — Analyst

        Okay, that’s helpful. Then you didn’t mention a First Health membership total at the end of December. I know you said you were going to start disclosing going forward in the first quarter, but any starting point that we can use?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Josh, we will try to do that in the Q. We just frankly haven’t got the membership counting under the accounting rigor that I want to make sure I have it under before we disclose the numbers, but I think we’ve talked approximate in the past, and we don’t have any evidence that those are very different.

      Josh Raskin — Lehman Brothers — Analyst

        I got you. Shawn, I guess one last 10-Q question, it looks like you’ve collapsed the 2 medical liability categories in the press release. Are those going to be broken out in the Q or is that just a new change of disclosure?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        No, we’re going to keep those together. We didn’t find that real instructive for anyone to have that separated.

      Josh Raskin — Lehman Brothers — Analyst

        Okay, so we think of a change in medical liability days as very similar to the DCP change?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

      Correct.

Operator

      Doug Simpson with Merrill Lynch.

      Doug Simpson — Merrill Lynch — Analyst

        Good morning, guys. I was wondering if you could just, as we are looking out into ‘05, talk a little bit about your expectations for uses of cash and just remind us where your authorization stands.

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        You’re talking, Doug, about authorization for share repurchase?

      Doug Simpson — Merrill Lynch — Analyst

      Yes.

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        We still have an existing authorization of a little less than 1.8 million shares. As you know, we have some interest and debt to pay as well this year, and we would intend first to hit our commitments around debt to cap ratios, and we still think that leaves us sufficient financial flexibility to opportunistically buy shares, if that makes sense.

      Doug Simpson — Merrill Lynch — Analyst

        Okay. Should we think about you guys paying down the debt in the first half and buy-backs in the second or would a little bit of both in — ?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        No, the paydown will be pretty back-end loaded either late Q3 but more likely Q4.

      Doug Simpson — Merrill Lynch — Analyst

        Okay. All right. Then could you just maybe give us a little bit more color on the pipeline that you both discussed, in terms of looking out to ‘05, what types of markets, what types of customers?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Well, let me try that one Doug, and I won’t obviously give you specific markets or names; that’s just not useful. I think the relevant point and why we look at that is because of the comment that we’ve made in the past and Shawn made again today, that the real ebb and flow in Coventry of what you perceive to be the growth environment has to do with larger cases. There is this wonderful engine of small business results that just chugs along every day but isn’t very visible. On top of that, we monitor prospect activity in the larger group segment, and I’m talking about customers where there are employees, call it over 1000 employees kind of business. As we look at that prospect list today, it looks a lot more robust than it did 6 months ago. That will be the swing factor in terms of what you see as results this year, notwithstanding a very capable underlying small group engine. So they are across a number of markets; they are mostly, as Shawn alluded to, in the self-funded area, as large customers tend to be, versus fully insured. But it looks better.

      Doug Simpson — Merrill Lynch — Analyst

        Then just one last technical question — when could you be back in the market buying back stock? Is it 48 hours?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        As a practical matter, yes, but don’t get carried away with the buyback stock. We are going to first and foremost pay down our debt this year. We’ve committed to that and you know, the buyback stock I would say is possible but improbable.

Operator

      John Rex with Bear Stearns.

      John Rex — Bear Stearns — Analyst

        Good morning. I was wondering if you could just size for us — first of all, what were full year ‘04 mail handlers revenues? Where did those come in, so we can get a sense of any change you’re looking for in the number you’re talking to in the press release?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        John, if you looked at the 9-30 disclosures for FEHB that First Health put out and annualized, that’s about where things are shaking out for the year.

      John Rex — Bear Stearns — Analyst

        So they are really not off that much, then, in terms of what you’re talking about for ‘05 in terms of full-year revenues, it would seem. Is that correct?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

      That’s correct.

      John Rex — Bear Stearns — Analyst

        The thing I’m just struggling with just a bit is, last year, First Health talked about a 10 percent drop in enrollment and revenues were down about nearly 14 percent over ‘03. This year, we’re talking about a 13 percent drop in enrollment but revenues essentially flat with ‘04. I’m just trying to think those 2 elements. Why is it so different this year than last year?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        There’s a number of pieces. You know, one of the pieces, John — because keep in mind, there’s a dental program associated with this as well, and the premium is growing on that program, in our expectations. We can talk about this more. There’s also a kind of trend, which is offsetting — which kind of creates some revenue on this contract as well.

      John Rex — Bear Stearns — Analyst

        But trends probably would’ve been similar last year. I assumed that is not that different. We still had a 14 percent drop in revenues.

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Yes, the last piece is keep in mind a part of this is also a cost-accounted contract and the movement of revenue on that piece of the contract is a little bit different than just a straight, linear kind of membership change.

      John Rex — Bear Stearns — Analyst

        I mean, maybe put it this way — is your sizing of the membership drop in ‘04 consistent with the way it was sized before at about 10 percent or do you have a different way of sizing that?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Let me back you up a little bit on that because there’s a couple of numbers. If you went back in history, you would see that the mail handlers membership going into ‘04 was in the 345 to 350 range. By the end of the year, it was in the 300 range, so that is bigger than a 10 percent decrease.

      John Rex — Bear Stearns — Analyst

        Okay, so that helps explain then there is a more significant member drop than maybe we understood prior. Is that correct?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        That’s correct. What happened, I think, is, if you looked at it, you would see that right around the initial open enrollment period when they disclosed some numbers, they went from say, 350 to 320, 325 and then there was some further decrease right after that.

      John Rex — Bear Stearns — Analyst

I think they were still talking about 10 percent in November. Okay. The other element that changed more significantly and just kind of more first prior First Health (indiscernible) was in November, they had been looking — and I believe this came up partly earlier — near about 20 percent revenue growth in both Workers’ Comp and public sector, and I think you addressed Workers’ Comp. Public sector, it looks like you’re taking a more modest view also. Were there some anticipated contract wins that didn’t come in there?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Yes, that’s the basic piece, and you know I think, if you looked at a run-rate, that business is still up in the neighborhood of 10 percent, so you know, it’s still a nice growth number. But you are exactly right; there were some forecasted sales that we don’t think are going to materialize.

      John Rex — Bear Stearns — Analyst

        Just last, I just wanted to get specific on your accretion level at First Health. Stand-alone Coventry, core Coventry, you are still guiding for the same earnings you were guiding before and so I mean are we looking at the parts are similar here at still 30 to 36 cents accretion from First Health and stand-alone Coventry EPS is the same guidance you had prior?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

      Yes, absolutely.

Operator

      Eric Veiel with Wachovia Securities.

      Eric Veiel — Wachovia Securities — Analyst

        Yes, thanks. The first question is following up on John’s question just about the mail handlers. As we think about the topline decreases here, how should we think about the profitability level changes? Can you put that into the context of some of your synergy comments as it relates to 2005? I guess maybe the simple beginning question would be is the mail handlers contract going to be profitable in ‘05 on an absolute basis?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Yes, it will still be profitable in ‘05.

Your first question — you may recall, we’ve talked about this contract still having a percent of savings component. That’s in the neighborhood of 50 percent of the revenue piece, as well as a cost-accounted piece, so you can think about the volume side of that would impact the percent of savings piece more than the cost-accounted piece.

      Eric Veiel — Wachovia Securities — Analyst

        Okay, that’s helpful. On the Medicaid side, does the Michigan rate increase — does that take effect on January 1? Just a follow-up to that is if it does, should we see some pretty significant improvement in the loss ratio on the Medicaid business?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        No, the Medicaid loss ratio, or the Medicaid for Michigan, that increase went in October 1, consistent with when we picked it up.

      Eric Veiel — Wachovia Securities — Analyst

        Okay, so the loss ratio on Medicaid will improve with the Missouri rate increase, but a lot of what we are seeing in the fourth quarter is run-rate for OmniCare?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Yes, there is the one-quarter results for OmniCare, which you got — it’s one-quarter results. As I mentioned to you, the days were up a little bit in the quarter above kind of historic levels.

      Eric Veiel — Wachovia Securities — Analyst

        Okay, so some improvement from days, some improvement from Missouri but otherwise relatively — everything else is relatively stable?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

      Correct.

      Eric Veiel — Wachovia Securities — Analyst

        Okay, great. Just the last question — as it relates to your plans for Part D, how are you if at all working with your PBM vendor on that?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Exactly how we execute — I would have been disappointed if you didn’t ask that, Eric. Exactly how we execute our infrastructure capabilities is yet to be determined. As you know, we do, in the historical Coventry sense, work with an outside party to process claims. First Health has that capability internally and we are continuing to evaluate both of those options. We will pick one, but we haven’t picked it yet.

      Eric Veiel — Wachovia Securities — Analyst

        Okay, and that decision has to be made relatively soon, Dale, as it relates to the regs, I assume?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        As does everything on Part D, that’s right.

Operator

      Scott Fidel with JP Morgan.

      Scott Fidel — JP Morgan — Analyst

        Good morning. My first question just had to do with — Dale, you talked about, in your opening remarks, just about each of the business lines at First Health. Could you maybe spike out which one business segment you see the most opportunity in and maybe vice versa, which one of the segments you might see the least opportunity in at this point?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Well, I will give you a general view on that. Recognize that we closed this transaction about 2.5 weeks ago, so this will be evolving. But I think what I would point you to is, in that first bucket where I thought it was important to distinguish because there is misconception about First Health and its business lines, I thought it was important to distinguish 3 out of 5 businesses that are very well positioned today relative to their competition in their specific market places. If you take that bucket as a starting place and you sort of say “and which of those businesses are growth businesses?", what it brings you back to is Workers’ Compensation and the state Medicaid business, which by the way are the 2 businesses that I think historical management at First Health had talked about and which we talked about some number of months ago. So if you take the business itself, you take our positioning — and those 2 look most promising in the upcoming months and quarters.

      Scott Fidel — JP Morgan — Analyst

    Okay.        Just a second question — you had given, in the past, just talking about some of the overlap in terms of overall medical spend. Could you just update us on what percentage of spend in First Health’s markets are in Coventry’s markets — overlap? Then just also, as you have had a chance to evaluate that, your thoughts on potentially entering new risk-based markets where First Health already has a network platform in place?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        On the first piece of that, which is the spend in Coventry markets, I think we had communicated before at the very highest level that we thought about 11 percent of the First Health spend was in Coventry markets. We are in the process of evaluating that today for some planning we are doing, and I don’t have the same confidence level in the numbers that I always want to have before I quote them, so I’m not quoting them, but I can tell you that they are bigger than the 11 percent somewhat. So we’re feeling better about that overlap situation. Scott, what was the other part of the question?

      Scott Fidel — JP Morgan — Analyst

        Just in terms of looking at First Health’s national markets, and you have talked about how that could essentially be the growth platform for entering new risk-based markets separate from where Coventry is currently. Now that you’ve had a chance to evaluate that, where you might see some opportunities?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        We do. We have looked at half a dozen or more markets, and I will have a recommendation on my desk Friday for how many and how fast and which markets, and we will keep you posted as the year progresses.

      Scott Fidel — JP Morgan — Analyst

    Okay.        Just one last question — you gave guidance for sort of stable 10 to 11 percent medical cost trends for ‘05. Can you just walk us through how you expect the components to trend out in ‘05?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        At this point, I wouldn’t make any kind of official change. I did talk to you about some of our recent observations on in-patient days in the quarter and pharmacy, but the guidance we provided in November around the components is still where we are standing today. I would just reiterate for everybody that, you know, our guidance here in financials and our pricing is still largely based on that overall trend assumption.

Operator

      Matthew Borsch with Goldman Sachs.

      Matthew Borsch — Goldman Sachs — Analyst

        Thanks, good morning. I just had a question drilling down on the SG&A outlook, and I was going back to your prior guidance for Coventry on a stand-alone basis, where you had guided to a midpoint for 2005 of 665 million, and you know, at your investor day, ate we were talking about an annualized SG&A spend at First Health of 585 million. So I put those 2 together, that’s 1.25 billion versus the midpoint of your new guidance 1.16, so it looks like a 90 million reduction just on the base of those numbers. I’m wondering if, you know, how much of that — if I’m looking at the numbers quickly — how much of that relates to First Health and how much to Coventry.

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Matt, the first thing you have to do before you run with that $90 million number is you’ve got to 11/12 the annual — okay, so that’s the first thing you’ve got to do. So if you go back to your numbers, if you think about 587, take 11/12 of it and then take off the 25 million of synergies, you are going to see a number that’s probably in the 10 to $15 million range different than our previous guidance. A big piece of that, frankly, just falls out by us forecasting a bit lower risk revenue on the Coventry side with premium tax and broker commissions. The rest of it is just kind of our assessment of expenditure levels at this point. So I want to make it clear, there is really not a lot moving in that number other than kind of run-rate expenses at First Health, 11/12, take off 25 million of synergies.

      Matthew Borsch — Goldman Sachs — Analyst

        I got it. Thank you. On a different topic, can you give us some sense on your outlook for commercial enrollment for the first quarter and full-year 2005? If you can, what it’s looking like risk versus self-funded?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        I don’t have specific guidance in front of me. As I mentioned, we think we will be down 50. The commercial will be kind of obviously a piece of that, given the 2 large account losses. But to get at your question, certainly we expect some growth back to the 1 to 3 percent in Medicaid and Medicare, but obviously, to get back into the 1 to 3 percent range, we will have a significant amount of commercial growth.

As I mentioned as part of our revenue discussion, we would expect that, today, could be a bit more weighted towards the self-funded membership than the full-risk membership than we typically have experienced in the past, but to some extent, there’s a little bit of crystal ball in guessing that mix by looking at the prospect list and all of that.

      Matthew Borsch — Goldman Sachs — Analyst

        A related question on that — as you look at the employer decision to continue on a fully-insured basis or self-fund, is that still a gradual shift towards self-funding? Is that reflected in your guidance as well?

Dale Wolf — Coventry Health Care, Inc. — CEO

        Matt, I will take that one. The answer on the last piece is yes, it’s reflected in our guidance. The answer on the first piece is that clearly has been a shift among larger employers in the last couple of years. That’s not an ‘05 phenomenon; that’s been going on, whether it’s through consolidation into national programs or whether it’s just single-market employers who have seen good experience and chosen to self-insure. So we have sort of worked through that in our growth heretofore and it continues today and we will work through it. But we can offer both, which is always our strategy, and our pipeline is robust in that area as well.

      Matthew Borsch — Goldman Sachs — Analyst

        Okay, great. The last question, if I could, just on the level of benefit buydown that you’re seeing for 2005 versus 2004, can you just comment on the change there?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        It’s still in the typical range, Matt, of 2 to 3 percent.

Operator

        Ed Kroll with S.G. Cowen.

      Ed Kroll — SG Cowen — Analyst

        Good morning. If I can take you back to that mail handlers, number of lives that you have there, I believe the 300,000 or so that First Health ended the year with, I believe about half of those were in the rich benefit, if I’m not mistaken. I’m just wondering if you could break down that 260,000 between the richer benefit and the more competitive one?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Ed, that’s something we are actually — it’s kind of the way the enrollment comes in — still trying to tick and tie. You will recall that, historically, this was 80 percent high, 20 percent standard. As you mentioned, this went 50-50. It appears now that it’s kind of swinging around to be about 30 percent high, 70 percent standard, plus or minus. So the high is dramatically decreasing and the standard is growing, which is what we expected.

      Ed Kroll — SG Cowen — Analyst

        Right, I got it. Then back on the Workers’ Comp, anything else that you’re seeing, you know, that makes you optimistic on that business for this year, other than on the legislative front? I know a couple of the other vendors, non-underwriters, vendors like your business, not as big as you, have talked about not seeing as much claims flow, not as much claims activity maybe as jobs in the U.S. shift away from the manufacturing sector, where you see more Workers’ Comp activity. I’m just wondering if you have any other color on that?

      Dale Wolf — Coventry Health Care, Inc. — CEO

        You know, I would be over-thinking it to get to that level of detail at this point. The competitive position is outstanding. The legislative changes that have happened in California are positive. Other states are considering similar changes, which will provide wind in the sails. We’re not at that level of detail yet is the honest answer and don’t have a view on that one way or another.

      Ed Kroll — SG Cowen — Analyst

        Okay. Then finally, late Friday, the ‘06 Medicare rates came out. I know they came out late on Friday. You guys are busy. I don’t know if you have any thoughts on that.

      Dale Wolf — Coventry Health Care, Inc. — CEO

        I understand that the rates for ‘06 are going to look like 4 percent, plus or minus and as we’ve always done, we will sort of build that into our program and think that will work in the current environment.

      Ed Kroll — SG Cowen — Analyst

      Okay, thank you.

Operator

        (OPERATOR INSTRUCTIONS). A follow-up question from Charles Boorady with Smith Barney.

      Charles Boorady — Smith Barney Citigroup — Analyst

        Thanks. Just to get clarification on the enrollment and revenue for mail handlers, would you have the historic numbers for ‘03 and ‘05 for just enrollment and revenues for mail handler?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        Charles, I can dig that out. I don’t have them in front of me. As I mentioned, on the enrollment side, we were kind of 345, 350-ish in ‘03 with a move down to about 300 by the end of ‘04.

      Charles Boorady — Smith Barney Citigroup — Analyst

        Okay, and the revenue you’ll get back to us on?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        I can dig out the revenue. I think it’s actually in the public filings with First Health.

      Charles Boorady — Smith Barney Citigroup — Analyst

        It is, okay? Just also on mail handlers, you mentioned the cost-accounted piece. I just wanted to be clear. Is there anything about the cost-accounting that would result in revenue showing up in 1 year for a previous year? If so, is the ‘05 revenue guidance a good run-rate number, or is there anything unusual in that number?

      Shawn Guertin — Coventry Health Care, Inc. — CFO

        The first part, no, it’s pretty clean through the year. The second part, yes, that’s a run-rate.

      Dale Wolf — Coventry Health Care, Inc. — CEO

        Operator, we’ll take one more question if there is.

Operator

        At this point, there are no further questions. (OPERATOR INSTRUCTIONS).

      Dale Wolf — Coventry Health Care, Inc. — CEO

        We will go ahead and close the call! Thank you all for your interest.

Operator

        Thank you. That concludes today’s conference. Thank you, everyone, for joining us.

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